Exhibit 32

CERTIFICATIONS

Each of the undersigned hereby certifies, for the purposes of section 1350 of chapter 63 of title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, in their capacity as an officer of Oakridge Global Energy Solutions (“Oakridge”), that the quarterly report of Oakridge on Form 10-Q for the quarterly period ended September 30, 2015, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operation of Oakridge.

Date:	November 20, 2015	By:	/s/Stephen J. Barber
Stephen J. Barber,
Executive Chairman,
CEO, and a Director

Date:	November 20, 2015	By:	/s/Karen R. Jackson
Karen R. Jackson
Chief Financial Officer Treasurer